Exhibit 99.1

Jones Ventures INTL Acquisition1 Corp Announces Pricing of $200 Million Initial Public Offering

NEW YORK, NY, July 13, 2026 (GLOBE NEWSWIRE) -- Jones Ventures INTL Acquisition1 Corp (the “Company”), a blank check company whose business purpose is to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced today that it has priced its initial public offering of 20,000,000 units at $10.00 per unit. Each unit consists of one Class A ordinary share and one right to receive one eighth (1/8) of a Class A ordinary share upon the consummation of an initial business combination. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading tomorrow, July 14, 2026, under the ticker symbol “JONEU.” Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on the Nasdaq under the symbols “JONE” and “JONER,” respectively.

JonesTrading Institutional Services LLC is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The Company is led by Harsha Agadi, Chairman, Alan F. Hill, Chief Executive Officer and Bryan Turley, Chief Financial Officer.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from: JonesTrading Institutional Services LLC, 325 Hudson St, 6th Floor New York, NY 10013, or by e-mail at ECM@jonestrading.com.

A registration statement relating to the securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) on July 13, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Jones Ventures INTL Acquisition1 Corp

Jones Ventures INTL Acquisition1 Corp is a newly organized blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Media Contact:

Bryan Turley
bturley@jonestrading.com